                            SCHEDULE 14A INFORMATION
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      SENSORMATIC ELECTRONICS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

                      SENSORMATIC ELECTRONICS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 14, 1997

               NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation, will be held at the US Grant Hotel, 326 Broadway, San Diego, California 92101-9709, on November 14, 1997, at 10 A.M., local time, for the following purposes:

               1. To elect three directors to serve for a term of three years and until their successors are elected and qualified; and

               2. To transact such other business as may be properly brought before the meeting.

               Only stockholders of record at the close of business on September 22, 1997, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.

               THE BOARD OF DIRECTORS OF SENSORMATIC ELECTRONICS CORPORATION HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND THE MEETING IN PERSON. IN ANY EVENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR STOCK PERSONALLY EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                          By Order of the Board of Directors,

                                            WALTER A. ENGDAHL
                                              Secretary

Boca Raton, Florida
September 29, 1997

                      SENSORMATIC ELECTRONICS CORPORATION

                                PROXY STATEMENT

               This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Sensormatic Electronics Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the US Grant Hotel, 326 Broadway, San Diego, California 92101-9709, on November 14, 1997, at 10 A.M., local time, or at any adjournment or adjournments thereof. Only stockholders of record at the close of business on September 22, 1997, shall be entitled to notice of, and to vote at, the meeting. Shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted for the election as directors of the persons who have been nominated by the Board of Directors and in accordance with the judgment of the person or persons voting the proxies on any other matter that may be properly brought before the meeting. The execution of a proxy will in no way affect a stockholder's right to attend the Annual Meeting and to vote in person. Any proxy executed and returned by a stockholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

               The election of directors requires a plurality of the votes cast. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "for" or "against" are included. Shares represented by proxies marked to withhold authority to vote, and shares represented by proxies that indicate that the broker or nominee stockholder thereof does not have discretionary authority to vote them, will be counted only to determine the existence of a quorum at the Annual Meeting.

               This Proxy Statement and the accompanying proxy are being sent on or about September 29, 1997, to stockholders entitled to vote at the Annual Meeting of Stockholders. The cost of solicitation of the Company proxies will be borne by the Company. In addition to the use of the mails, proxy solicitations may be made by telephone, telecopier and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to their principals. The Company's executive offices are located at 951 Yamato Road, Boca Raton, Florida, 33431-4425.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

               Only stockholders of record at the close of business on September 22, 1997, will be entitled to vote at the Annual Meeting of Stockholders and any adjournment thereof. At the close of business on September 22, 1997, there were outstanding 74,288,369 shares of Common Stock, $.01 par value, of the Company. Each of such shares is entitled to one vote. There was no other class of voting securities outstanding at that date.

               To the knowledge of the Company, as of September 22, 1997, no person beneficially owned more than 5% of the outstanding shares of Common Stock of the Company except as set forth in the table below. Each named person beneficially owned, as of the dates set forth below, the number of shares of Common Stock listed opposite its name, and, unless otherwise noted below, each such person had sole voting and investment power over such shares.

                NAME AND ADDRESS                       NUMBER OF               PERCENTAGE
              OF BENEFICIAL OWNER                    SHARES OWNED               OF CLASS
              -------------------                    ------------               --------
J.P. Morgan & Co. Incorporated                      7,502,000   (1)               10.1%
  60 Wall Street
  New York, New York 10260

State of Wisconsin Investment Board                 7,094,000   (1)                9.6%
  P.O. Box 7842
  Madison, Wisconsin 53702

Edward C. Johnson 3d,                               5,466,000   (2)                7.4%
Abigail P. Johnson and FMR Corp.
  82 Devonshire Street
  Boston, Massachusetts 02109

The Capital Group Companies, Inc.                   4,633,000   (1)                6.3%
  and Capital Guardian Trust Company
  333 South Hope Street
  Los Angeles, California 90071

Quantum Industrial Partners LDC                     4,297,200   (3)                5.8%
  Kaya Flamboyan 9
  Curacao, Netherlands Antilles
QIH Management Investor, L.P.
QIH Management, Inc.
George Soros
Soros Fund Management LLC
Purnendu Chatterjee
Chatterjee Fund Management, L.P.
Winston Partners, L.P.
Stanley F. Druckenmiller
  888 Seventh Avenue
  New York, New York 10106

(1) Reflects shares beneficially owned as of June 30, 1997, according to a statement on Form 13F.

(2) Reflects shares beneficially owned as of June 30, 1997, according to a statement on Form 13F. Edward C. Johnson 3d, Abigail P. Johnson, members of their family and associated trusts may be deemed to form a controlling group with respect to FMR Corp.

(3) Reflects shares beneficially owned as of June 30, 1997, according to a statement on Form 13F. As set forth in a statement on Schedule 13D, dated January 1, 1997, Quantum Industrial Partners LDC ("Quantum Industrial"), QIH Management Investor, L.P., QIH Management, Inc., Soros Fund Management LLC, George Soros, Stanley F. Druckenmiller and Purnendu Chatterjee beneficially owned 4,297,200 shares held by Quantum Industrial and had shared voting and investment power over all such shares. Mr. Soros also held 1,388,850 shares over which he had sole voting and investment power; he also held 10,750 shares for the Open Society Institute, over which he occasionally exercised voting power and of which he was deemed the beneficial owner. Dr. Chatterjee is the beneficial owner of 537,458 shares, which include 47,454 shares held directly by Dr. Chatterjee, 238,404 shares held by Chatterjee Fund Management, L.P. ("CFM"), of which he is the sole general partner, and 251,600 shares held by Winston Partners, L.P., of which CFM is the sole general partner.
------------------------------------------

               The following table sets forth information as to the Common Stock of the Company beneficially owned as of September 22, 1997, by each director, nominee for director, each person named in the Summary Compensation Table under Executive Compensation, and by all directors and executive officers as a group:

                                                  AMOUNT AND NATURE
                                                    OF BENEFICIAL           PERCENT OF
NAME OF BENEFICIAL OWNER                              OWNERSHIP            COMMON STOCK
------------------------                              ---------            ------------
Ronald G. Assaf..............................    1,580,118   (1)               2.1%
Thomas V. Buffett............................       52,675   (2)                 *
Timothy P. Hartman...........................      100,832   (3)                 *
Wayland R. Hicks.............................        5,000                       *
Jerry T. Kendall.............................       72,499   (4)                 *
Jerome M. LeWine.............................      161,600   (5)                 *
James E. Lineberger..........................      753,283   (6)               1.0%
Dr. Arthur G. Milnes.........................       41,000   (7)(14)             *
J. Richard Munro.............................        5,000                       *
Garrett E. Pierce............................       86,607   (8)                 *
Terry W. Price...............................       64,862   (9)                 *
John T. Ray, Jr..............................       46,000   (10)(14)            *
Robert A. Vanourek...........................      374,518   (11)                *
Gerd Witter..................................       54,680   (12)                *
All directors and executive officers as a
  group......................................    3,531,593   (13)(14)          4.6%

------------------------------------------
*  Less than 1%.

(1) Includes 1,167,833 shares issuable upon exercise of options. Also includes 65,348 shares allocated to Mr. Assaf's account under the Employee Stock Ownership Plan (the "ESOP") through June 30, 1997, over which Mr. Assaf has sole voting power. Does not include 22,104 shares held by Mrs. Assaf, and 3,000 shares held by trusts for the benefit of Mr. Assaf's children, as to all of which Mr. Assaf disclaims beneficial ownership.

(2)     Includes 40,000 shares issuable upon exercise of options.

(3)     Includes 15,832 shares issuable upon exercise of options.

(4) Includes 56,666 shares issuable upon exercise of options. Also includes 347 shares allocated to Mr. Kendall's account under the ESOP through June 30, 1997, over which Mr. Kendall has sole voting power.

(5)    Includes 155,000 shares issuable upon exercise of options.

(6)    Includes 246,666 shares issuable upon exercise of options.

(7)    Includes 35,000 shares issuable upon exercise of options.

(8) Includes 66,666 shares issuable upon exercise of options. Also includes 42 shares allocated to Mr. Pierce's account under the ESOP through June 30, 1997, over which Mr. Pierce has sole voting power.

(9) Includes 46,666 shares issuable upon exercise of options. Also includes 643 shares allocated to Mr. Price's account under the ESOP through June 30, 1997, over which Mr. Price has sole voting power.

(10)   Includes 35,000 shares issuable upon exercise of options.

(11) Includes 300,000 shares issuable upon exercise of options. Also includes 73 shares allocated to Mr. Vanourek's account under the ESOP through June 30, 1997, over which Mr. Vanourek has sole voting power.

(12)   Includes 31,666 shares issuable upon exercise of options.

(13) Includes 2,264,161 shares issuable upon exercise of options and 70,877 shares allocated to executive officers under the ESOP through June 30, 1997, over which executive officers exercise sole voting power.

(14) Does not include a total of 11,538 shares (less than 1% of the Company's outstanding shares of Common Stock) held under the ESOP through June 30, 1997, and unallocated, which are voted by the trustee of the ESOP trust fund in accordance with the instructions of the ESOP Plan Committee, consisting of two directors, Dr. Milnes and Mr. Ray.

               For the purpose of the foregoing table, each of the directors and executive officers is deemed to be the beneficial owner of shares which may be acquired by him within 60 days through the exercise of options, if any, and such shares are deemed to be outstanding for the purpose of computing the percentage of the Company's Common Stock beneficially owned by him and by the directors and executive officers as a group. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of the Company's Common Stock beneficially owned by any other person.

               Each of the persons named in the above table as beneficially owning the shares set forth opposite his name has sole voting power (as to outstanding shares) and sole investment power over such shares, except as otherwise indicated.

                             ELECTION OF DIRECTORS

               Unless otherwise specified, shares represented by the enclosed proxy will be voted for the election of Timothy P. Hartman, J. Richard Munro and Robert A. Vanourek, who have been nominated by the Board of Directors as directors to serve until the Annual Meeting of Stockholders in 2000 and until their successors are elected and qualified. Each of the nominees is now a director of the Company. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the meeting.

               The Board of Directors is divided into three classes. One class will stand for election for a three-year term at the Annual Meeting of Stockholders on November 14, 1997. The terms of office of the other two classes of continuing directors do not expire until the Annual Meetings of Stockholders in 1998 and 1999, respectively. The names of, and certain information concerning, the nominees and such other directors are set forth below:

                                                    FIRST YEAR
                                                    BECAME
                                             AGE    DIRECTOR      OFFICES
NAME                                         ---    --------      -------
Nominees to serve until
Annual Meeting of Stockholders in 2000:
         TIMOTHY P. HARTMAN(b)...........    58        1995       Director
         J. RICHARD MUNRO(c).............    66        1997       Director
         ROBERT A. VANOUREK(a)...........    55        1995       President, Chief Executive
                                                                  Officer and Director
Continuing Directors to serve until
Annual Meeting of Stockholders in 1998:
         THOMAS V. BUFFETT(b)(c)(d)......    61        1992       Director
         JAMES E. LINEBERGER(a)(b)(c)....    60        1968       Director
         JOHN T. RAY, JR.(c)(d)..........    59        1989       Director
Continuing Directors to serve until
Annual Meeting of Stockholders in 1999:
         RONALD G. ASSAF(a)..............    62        1966       Director
         WAYLAND R. HICKS(e).............    54        1997       Director

------------------------------------------

(a) Member of the Executive Committee           (d) Member of the Stock Incentive Plan
(b) Member of the Audit Committee                   Committee
(c) Member of the Governance Committee          (e) Member of the Technology Committee

               Ronald G. Assaf, a founder of the Company, has been Chairman of the Board of Directors of the Company since October 1971 and served as President and Chief Executive Officer of the Company from 1974 to January 1986. In January 1988, Mr. Assaf was appointed Co-Chief Executive Officer and in July 1988 was reappointed to the positions of President and Chief Executive Officer. In October 1995, Mr. Assaf relinquished the title of President when Robert A. Vanourek was appointed President and Chief Operating Officer of the Company. In August 1996, Mr. Assaf retired as Chief Executive Officer of the Company. He continues to serve as Chairman of the Board. Mr. Assaf is also a director of Hilite Industries Inc. and Senvest Capital.

               Thomas V. Buffett is President of Clipper Investments, a private firm that invests in, and provides consulting services to, the alarm industry. He served as Chairman and Chief Executive Officer of Automated Security (Holdings) PLC, a United Kingdom-based international company specializing in electronic security, from 1974 through October 1994.

               Timothy P. Hartman was appointed a Director of the Company in July 1995 by the Board of Directors. Mr. Hartman was Chairman of NationsBank of Texas until his retirement in June 1996, and also was a director and Vice Chairman of its parent corporation until he retired in 1994. Before joining the NationsBank organization in 1982, Mr. Hartman was the Chief Financial Officer of Baldwin-United Corporation, a diversified financial services company, with which he was associated from 1963 through 1981.

               Wayland R. Hicks was appointed a Director of the Company in May 1997 by the Board of Directors. From February 1996 until his retirement in March 1997, Mr. Hicks was the

President and Chief Executive Officer of Indigo, N.V., a company engaged in the high-speed digital offset color printing business. Prior to joining Indigo, N.V., Mr. Hicks served as the Vice Chairman and Chief Executive Officer of Nextel Communications, a wireless communications company which he joined in 1994. Mr. Hicks had been a member of the Xerox Corp. Inc. management team for 28 years before joining Nextel and was Xerox's Executive Vice President of Operations. Mr. Hicks also serves on the Board of Directors of Maytag Corporation, Katun Corporation, Tektronix Inc. and Perdue Farms.

               James E. Lineberger held the office of Chairman of the Executive Committee of the Company from 1974 through 1996. From January 1988 to July 1988, Mr. Lineberger served as Co-Chief Executive Officer of the Company. He has been a partner of Lineberger & Co., LLC and its predecessors, private investment firms, since 1969. Additionally, Mr. Lineberger serves as Chairman of the Board of Directors of Hilite Industries Inc. and as a director of Wray-Tech Instruments, Inc.

               J. Richard Munro was appointed a Director of the Company in May 1997 by the Board of Directors. Mr. Munro had previously served as the Co-Chairman of the Board and Co-Chief Executive Officer of Time Warner Inc., a global media company, from July 1989, and was Chairman of the Board and Chief Executive Officer of Time Inc. from September 1986 through July 1989. From October 1980 to September 1986, Mr. Munro served as President and Chief Executive Officer of Time Inc. Mr. Munro is the Chairman of the Board of Genentech, Inc., a biotechnology firm, and a member of the Board of Directors of Kmart Corporation, Kellogg Company and Mobil Corporation.

               John T. Ray, Jr. has served since June 1985 as the Senior Vice President and General Manager of the United States Adhesives, Sealants and Coatings Division of H.B. Fuller Company, expanded in 1994 to include Mexico and Canada and now known as North American ASC Group. Mr. Ray is also the Chairman of EFTEC North America, L.L.C. and of Fiber Resin Corp.

               Robert A. Vanourek joined the Company in October 1995 as its President and Chief Operating Officer. In August 1996 Mr. Vanourek was appointed Chief Executive Officer of the Company. From 1992 until he joined the Company, Mr. Vanourek was President and Chief Executive Officer of Recognition International, Inc. ("Recognition"), a provider of document processing hardware, software and services worldwide, which merged with Banctec, Inc. in October 1995. He acted as Co-Chief Executive Officer of Recognition from 1989 to 1992. Before joining Recognition, Mr. Vanourek was a Group Vice President of Pitney Bowes, Inc., with which he had been affiliated since 1981, and prior to that, he had positions with Avery Dennison Corporation and Couroc Corporation.

               Jerome M. LeWine and Arthur G. Milnes are also members of the Board of Directors. Dr. Milnes will be retiring from the Board in October 1997. Mr. LeWine will not be serving as a director beyond the expiration of his current term at the Annual Meeting of Stockholders in 1997. Mr. LeWine is currently a member of the Company's Executive and Technology Committees. Dr. Milnes is a member of the Audit, Stock Incentive Plan and Technology Committees. Mr. LeWine has been a partner of the New York City law firm of Christy & Viener for more than five years and Dr. Milnes is professor emeritus of electrical and computer engineering at Carnegie-Mellon University, Pittsburgh, Pennsylvania, where he has been a member of the faculty for more than five years.

               None of the directors has any family relationship with any other director or with any executive officer of the Company.

               The Company has no reason to believe that the nominees will be unable or unwilling to serve as directors, if elected. If, however, the nominees should decline or be unable to act as directors, the shares represented by the enclosed proxy will be voted for such other person or persons as may be nominated by the Board of Directors.

Committees and Meetings

               The Board of Directors has standing Executive, Audit, Governance, Stock Incentive Plan and Technology Committees. The Company had a standing Finance Committee until November 1996, when its responsibilities were assumed by the Audit Committee, and a standing Compensation Committee until September 1996, when its responsibilities were assumed by the Governance Committee.

               The Audit Committee reviews the proposed scope of audit and non-audit services and the fees proposed to be charged for such services, reviews the reports and receives comments and recommendations from the Company's internal audit function and the Company's independent auditors following completion of the annual audit, and reviews with such auditors and management the Company's accounting policies and the adequacy of the Company's internal accounting controls. The Audit Committee also deals with special matters relating to the Company's accounting practices and financial statements brought to its attention by the Company's internal auditors, management or the Company's independent auditors. In November 1996 the Audit Committee assumed the duties of the Finance Committee, which had been established early in fiscal 1996 to evaluate and provide counsel on proposals for short- and long-term financing for the Company and other financial transactions. The Audit Committee met four times during the 1997 fiscal year.

               The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board of Directors from time to time. The Executive Committee met twice during the 1997 fiscal year.

               The Governance Committee was formed in September 1996 to address executive and director compensation and other issues of corporate governance. Among other things, the Committee evaluates the performance of the Company's Chief Executive Officer and other executive officers and is responsible for implementing the Company's cash compensation policies and determining the salaries, bonuses and certain other benefits of executive officers of the Company. It also from time to time makes recommendations to the Board of Directors regarding other compensation matters. The Governance Committee also reviews the composition of the Board, evaluating its performance and considering the qualifications of prospective nominees to serve as directors. Stockholders may recommend nominees for consideration by the Governance Committee by submitting such recommendations, in writing, to the Committee in care of the Secretary of the Company. The Governance Committee (including, until September 1996, the Compensation Committee) met six times during the 1997 fiscal year.

               The Stock Incentive Plan Committee administers the Company's 1995 Stock Incentive Plan (the "1995 Plan"), as well as the Company's 1989 Stock Incentive Plan (the "1989 Plan") with respect to options outstanding thereunder (no new options have been granted under the 1989 Plan since the adoption of the 1995 Plan). Administration of the 1995 Plan includes the granting of awards to officers, key employees and directors who are eligible to participate in the 1995 Plan. The Stock Incentive Plan Committee met eight times during the 1997 fiscal year.

               The Technology Committee reviews the Company's research and development projects and technological developments on behalf of the Board of Directors and advises the Board on the significance and potential of such developments. The Technology Committee met three times during the 1997 fiscal year.

               The Board of Directors held eight meetings during the 1997 fiscal year. No director of the Company during the last fiscal year attended fewer than 90% of the aggregate number of meetings of the Company's Board of Directors and of all committees of the Board of Directors on which he served.

Compensation of Directors

               Beginning in fiscal 1997, the directors of the Company (other than Mr. Assaf and Mr. Vanourek) receive annual compensation for their services based on a $30,000 per fiscal year retainer and an additional $3,000 for each meeting of the Board of Directors (other than telephonic meetings) attended. During fiscal 1997, Mr. Hartman received an additional $20,000 for service as the chairman of the special Litigation Committee of the Board of Directors. Mr. Lineberger, who served as an officer of the Company until the end of calendar 1996, received a total of $145,481 as compensation in fiscal 1997 for services as a director, Chairman of the Executive Committee and a member of the Finance Committee (whose responsibilities have now been assumed by the Audit Committee). Mr. Lineberger also participated in various benefit plans for executive officers of the Company prior to his retirement as an officer of the Company. Under the Company's Executive Salary Continuation Plan, which is described below in Note 8 to the "Summary Compensation Table," Mr. Lineberger is receiving annual retirement benefits of $130,000.

               In addition, the directors of the Company participate in either the Directors Stock Option Plan (the "Directors Plan") or the 1995 Plan. The Directors Plan provides for annual, non-discretionary grants of ten-year options to purchase 7,500 shares of Common Stock (after an initial grant to new directors participating in the Directors Plan of an option to purchase 20,000 shares) at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant, and exercisable on a cumulative basis in three equal annual installments. In fiscal 1997, Dr. Milnes, Mr. Ray, Mr. Buffett and Mr. Hartman each received options to purchase 7,500 shares of Common Stock under the Directors Plan. Messrs. Hicks and Munro each received an initial grant of an option to purchase 20,000 shares when they became eligible to participate in the Directors Plan in May 1997. Messrs. Lineberger and LeWine each received options to purchase 7,500 shares of Common Stock under the 1995 Plan. Messrs. Assaf and Vanourek also participated in the 1995 Plan, as described below under "Executive Compensation."

               In 1989, the Company adopted a Board of Directors Retirement Plan for non-officer directors. In fiscal 1997, the directors decided to discontinue the Plan for the benefit of non-employee directors, although benefits for the existing participants will be paid in accordance with the terms of the Plan. The Plan provides for monthly payments over 15 years beginning upon the later of the attainment of age 60 or retirement from the Company, or upon the director's earlier death. Benefits under the Plan are 50% vested after five years of service and are vested an additional 10% for each year of service thereafter. Benefits are payable to the director's designated beneficiary or estate in the event of death. If the director dies while in office and prior to attaining the age of 60, the director's vested interest would be deemed to be equal to that which would have accrued had he remained in office until attaining that age. Annual benefits have been fixed by the Board of Directors or a committee thereof at $50,000 for Mr. LeWine, $40,000 for Mr. Buffett and $25,000 for each of Dr. Milnes, Mr. Ray, Mr. Hartman and Mr. Lineberger.

                             EXECUTIVE COMPENSATION

          REPORT OF THE GOVERNANCE AND STOCK INCENTIVE PLAN COMMITTEES

               The Governance Committee of the Board of Directors has responsibility for, among other things, periodically reviewing and determining the cash compensation and certain other non-equity-based benefits of the Company's executive officers. The Stock Incentive Plan Committee of the Board administers the Company's 1995 Plan and grants awards thereunder to the Company's executive officers, key employees and participating directors, including stock-based long-term incentive compensation under the Company's Long-Term Incentive Programs ("LTIPs"). Until September 1996, the Compensation Committee of the Board (consisting of Messrs. Ray and LeWine and Dr. Milnes) implemented the Company's cash and non-equity-based compensation programs. At that time, the Governance Committee assumed the responsibilities of the Compensation Committee, and thereafter the Governance Committee and the Stock Incentive Plan Committee implemented the Company's compensation programs. Mr. Munro became a member of the Governance Committee in September 1997.

               In fiscal 1997, these Committees received from the Company's Chief Executive Officer recommendations with respect to compensation of the Company's other executive officers and met with him to evaluate such executives' performance and, at times, to discuss the bases for his recommendations. The Committees met without the Chief Executive Officer to evaluate his performance and to determine the compensation of all executive officers.

               The members of the Governance Committee and the Stock Incentive Plan Committee during fiscal 1997 provide the following report, each being responsible for the portions thereof which refer to them or their separate functions.

Compensation Policy

               The Company's executive compensation programs are designed to attract and retain qualified leaders and motivate them to achieve the Company's short- and long-term business objectives. The Company believes that the key to achieving such goals is to provide compensation that is competitive with the compensation packages provided by comparable companies and of which a high proportion is "at risk" for performance, in the form of annual incentive bonuses and long-term stock-based incentives.

Fiscal 1997 Performance

               Although fiscal 1997 was difficult for the Company, it was also a year marked by significant progress in the implementation of its transformation strategy. In fiscal 1996, the Company began a substantial restructuring and reorganization of its business units and product lines, with the goal of reducing costs, increasing efficiencies and improving gross margins, which program continued through fiscal 1997. In response to challenges that arose during the year, the Company took aggressive steps to cut excess costs in its European operations and began to divest from the Commercial/Industrial unit certain non-core businesses. As a result, the Company was required to take a restructuring and special charge which, when coupled with other factors, caused the Company to miss certain of its financial goals for fiscal 1997.

               The Company has, however, taken broad strides toward meeting its long-term financial and operational goals. It has assembled a management team capable not only of implementing the Company's restructuring successfully, but also of leading the Company into a new era of sustained growth. In fiscal 1997, the Company's business remained vital. Revenues for the entire year were up approximately $31.1 million, or 3.1%, over fiscal 1996. Fourth quarter revenues in fiscal 1997 reached an all-time high, and three of the Company's five core business units -- North American Retail, International Retail and Global Source Tagging -- exceeded performance targets for the year. Ultra-Max(R) revenues rose 27% for the year and the Company launched twelve new products, the highest number of new products in the Company's history, including the award-winning Intellex(TM), an "intelligent" closed circuit television display, record and analysis system.

Base Salary

               Base compensation for executive officers reflects both the individual's responsibilities and experience and the competitive salary ranges for executives with similar responsibilities in corporations with revenues comparable to those of the Company. The Governance Committee (and, until September 1996, the Compensation Committee) relied on information from a variety of sources to determine competitive cash compensation ranges, including executive compensation surveys conducted by employee benefit consulting firms.

               Base salaries generally are modified annually as warranted by the performance of the Company or the applicable department or business unit, or by the performance of the executive officer or changes in his responsibilities. Mr. Vanourek's base salary was increased by $50,000 in fiscal 1997 when he assumed additional duties as the Company's Chief Executive Officer. The 1997 base salaries of the Company's other executive officers reflected modest increases over fiscal 1996 levels.

Bonuses

               The annual cash bonus component of an executive officer's compensation depends upon the officer's performance, that of the Company and, if the executive officer has responsibility for a particular department or business unit, the performance of that department or business unit. Certain officers, including Messrs. Kendall, Price and Witter, have received incentive bonuses based primarily on performance goals for the business unit or revenue-producing operations for which they are responsible and in part on the achievement of overall corporate goals. The bonuses for the Company's executive officers with broad corporate responsibilities, such as the Chief Executive Officer and the Chief Financial Officer, are based largely on the financial performance of the Company overall, but also on such officers' efforts to implement the Company's restructuring program and other major initiatives and their success in so doing. The Company believes that an executive officer's responsibility for the success of his business unit and of the Company increases as his duties expand. Accordingly, a larger proportion of a more senior executive officer's compensation generally will be variable, performance-based incentive compensation, compared to that of other executive officers.

               Although it failed to meet certain financial expectations in fiscal 1997, the Company nevertheless awarded bonuses to certain of its executive officers, on the basis of their substantial contributions to the progress of the Company's restructuring and the reorganization and success of several operating divisions in fiscal 1997.

               Mr. Vanourek's bonus for fiscal 1997 was based on the progress made overall in the restructuring of the Company and the major initiatives undertaken to address challenges that arose during the past year.

Stock-Based Incentives and Stock Ownership

               The Company believes that stock options are a very important component of executive compensation because they encourage an executive to remain in the Company's employ and link long-term rewards to stock price appreciation. The Stock Incentive Plan Committee recognizes that such long-term incentives will motivate executives to balance pressures to manage for the short-term with the steps necessary to assure the Company's future vitality. Under the Company's regular stock option incentive program, options typically are granted annually.

               Awards granted under the LTIPs are designed to serve as longer-term incentives than yearly option grants under the 1995 Plan and have not been made on an annual basis. In particular, options and restricted stock awarded under the terms of an LTIP have longer vesting schedules than is the case with other option grants to participants, with earlier vesting in whole or in part if certain four-year performance goals are achieved.

               In determining the size of a grant to an executive officer or participating director under either the regular stock option incentive program or an LTIP, the Stock Incentive Plan Committee considers the number of shares that would be thought to be a meaningful incentive for long-term performance, given the participant's position, responsibilities, level of cash and stock-based incentive compensation, and expected contributions, as well as the recommendations of employee benefits consultants who have studied such compensation at comparable companies.

               The Company also believes that its directors and officers should own outright a meaningful number of shares of the Company's stock in order to ensure that stockholders' interests are given appropriate consideration in the course of conducting the Company's business. Accordingly, the Company in July 1997 adopted guidelines for the levels of stock ownership recommended for its directors and those officers holding the title of Vice President or higher. Directors are expected to build up, over the three-year period following the later of the adoption of the policy or joining the Board, stock ownership equal in value to five times their annual retainer. The Company's Chief Executive Officer is expected to own stock equal in value to his base salary within two years, and twice his salary within five years, after adoption of the policy or assuming such position. Those officers with the title Vice President or higher are expected to own stock equal in value to their base salaries within five years after such applicable date.

Surrender of Certain 1995 LTIP Awards

               In fiscal 1997, the Stock Incentive Plan Committee approved the establishment of the 1997 Long-Term Incentive Program (the "1997 LTIP"), pursuant to which certain of the Company's officers, including certain executive officers, were granted awards of restricted stock and options. Like the awards under the 1995 Long-Term Incentive Program (the "1995 LTIP"), 1997 LTIP awards may vest, in whole or in part, at the earliest, if certain four-year performance goals established by the Stock Incentive Plan Committee are met. Although not required by the terms of the 1995 LTIP, the Stock Incentive Plan Committee determined that, in order to be eligible to participate in the 1997 LTIP, officers who had received awards under the 1995 LTIP would have to surrender their 1995 LTIP awards of options and restricted stock for cancellation. All those executive officers who had participated in the 1995 LTIP and were otherwise eligible to participate in the 1997 LTIP elected to surrender their 1995 LTIP awards and participate in the 1997 LTIP.

               The surrender of the 1995 LTIP awards described above was the only "repricing" or "exchange" of options or SARs effected during the last ten fiscal years of the Company for the benefit of the Company's executive officers. The following table summarizes certain information with respect to such surrender.

                         10-YEAR OPTION/SAR REPRICINGS

                                      NUMBER OF        MARKET
                                      SECURITIES       PRICE                                   LENGTH OF ORIGINAL
                                      UNDERLYING    OF STOCK AT    EXERCISE PRICE                 OPTION TERM
                                     OPTIONS/SARS     TIME OF         AT TIME         NEW      REMAINING AT DATE
                                     REPRICED OR    REPRICING OR    REPRICING OR    EXERCISE    OF REPRICING OR
   NAME AND POSITION        DATE       AMENDED       AMENDMENT       AMENDMENT       PRICE         AMENDMENT
------------------------  --------   ------------   ------------   --------------   --------   ------------------
Ronald G. Assaf,            N/A        None             N/A            N/A            N/A             N/A
Chairman of the Board of
Directors and Chief
Executive Officer(1)

Robert A. Vanourek,         N/A        None             N/A            N/A            N/A             N/A
President and Chief
Executive Officer(2)

Garrett E. Pierce,          N/A        None             N/A            N/A            N/A             N/A
Senior Vice President
and Chief Financial
Officer

Gerd Witter, Senior       11/22/96      32,000          $20.625       $31.1875      $20.625       8 yrs. 1 mo.
Vice President and
President, Sensormatic
Europe(3)

                                      NUMBER OF        MARKET
                                      SECURITIES       PRICE                                   LENGTH OF ORIGINAL
                                      UNDERLYING    OF STOCK AT    EXERCISE PRICE                 OPTION TERM
                                     OPTIONS/SARS     TIME OF         AT TIME         NEW      REMAINING AT DATE
                                     REPRICED OR    REPRICING OR    REPRICING OR    EXERCISE    OF REPRICING OR
   NAME AND POSITION        DATE       AMENDED       AMENDMENT       AMENDMENT       PRICE         AMENDMENT
------------------------  --------   ------------   ------------   --------------   --------   ------------------
Jerry T. Kendall,         11/22/96      17,000          $20.625       $31.1875      $20.625       8 yrs. 1 mo.
Senior Vice President
and President, North
America Retail
Operations

Terry W. Price, Senior    11/22/96      19,000          $20.625       $31.1875      $20.625       8 yrs. 1 mo.
Vice President and
President, Commercial/
Industrial Worldwide
Operations

Walter A. Engdahl,        11/22/96      15,000          $20.625       $31.1875      $20.625       8 yrs. 1 mo.
Vice President --
Corporate Counsel and
Secretary

Olin S. Giles, Senior     11/22/96      20,000          $20.625       $31.1875      $20.625       8 yrs. 1 mo.
Vice President and Chief
Technical Officer

Ronald F. Premuroso,      11/22/96      17,000          $20.625       $31.1875      $20.625       8 yrs. 1 mo.
Senior Vice President
and President,
International Retail
Operations

(1) Mr. Assaf was Chairman of the Board and Chief Executive Officer of the Company until August 12, 1996, when Mr. Vanourek assumed the duties of Chief Executive Officer of the Company.

(2) Mr. Vanourek was President and Chief Operating Officer of the Company from October 1995 until August 12, 1996. At that time, he assumed the position of Chief Executive Officer of the Company while continuing as its President.

(3) Mr. Witter retired from employment with the Company effective August 31, 1997.

Internal Revenue Code Section 162(m)

               In 1993, the Internal Revenue Service enacted Section 162(m) of the Internal Revenue Code, which limits the deductibility of executive compensation in excess of $1,000,000 per year. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid to its executives. Accordingly, to the extent feasible, the Company has taken action to preserve the deductibility of certain stock-based incentive awards to its executive officers under the 1995 Plan. However, notwithstanding the Company's general policy, the Governance Committee and the Stock Incentive Plan Committee retain the authority to authorize compensation that may not be deductible if they believe that it is in the interest of the Company to do so. Other elements of compensation, including perquisites and cash and other bonuses, even those based on performance, may also cause a covered executive officer's income to exceed deductible limits.

Additional Factors Relating to CEO's Compensation

               Mr. Assaf retired as the Company's Chief Executive Officer in August 1996 after thirty years of service to the Company. Mr. Vanourek, who was also the President and a director of the Company, assumed the additional duties of Chief Executive Officer at that time, and continues to serve the Company in all those capacities. The Committees measured Mr. Vanourek's performance in fiscal 1997 by the above standards and with consideration of his role in implementing the broad restructuring program, as well as other initiatives the Company has undertaken, described above.

            Governance Committee                       Stock Incentive Plan Committee
            --------------------                       ------------------------------
         John T. Ray, Jr., Chairman                      John T. Ray, Jr., Chairman
             Thomas V. Buffett                               Thomas V. Buffett
            James E. Lineberger                               Arthur G. Milnes

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

               The Company established a Stock Purchase Loan Plan (the "Loan Plan") in 1979 under which officers, directors and certain designated key employees may borrow an amount equal to the purchase price of shares of the Company's Common Stock purchased upon exercise of their respective stock options ("Option Shares") and an amount approximating the amount of income tax liability resulting from the exercise of such options. Under the Loan Plan, loans generally bear interest at the rate of 4% per annum, payable annually. Loans are required to be secured and to comply with Federal Reserve margin requirements, to the extent applicable. The loans generally are due within five years of the date of the loan, upon cessation of employment or upon the sale of the Option Shares, whichever occurs first. (Information regarding loans to directors and executive officers under the Loan Plan is set forth below under "Stock Purchase Loan Plan.")

               Until September 1996, when the Governance Committee of the Board of Directors assumed the duties of the Compensation Committee, Mr. LeWine was a member of the Compensation Committee. The firm of Christy & Viener, of which Mr. LeWine is a partner, acts as counsel to the Company and also performs legal services for the Company's domestic and foreign subsidiaries. The firm received fees in the aggregate amount of approximately $2,457,750 for legal services rendered to the Company and its subsidiaries during the fiscal year ended June 30, 1997.

                           SUMMARY COMPENSATION TABLE

               The following table shows compensation for services rendered in all capacities to the Company and its subsidiaries during fiscal 1997, 1996 and 1995 by the individuals who acted as the Company's Chief Executive Officer at any time during fiscal 1997 and by the next four highest-paid executive officers of the Company.

                                                                                  Long-Term
                                                                                Compensation
                                             Annual Compensation                   Awards
                                       --------------------------------   -------------------------
                                                                          Restricted
                                                           Other Annual     Stock                           All Other
      Name and Principal               Salary     Bonus    Compensation     Awards     Options/SARS        Compensation
           Position             Year   ($)(1)      ($)         ($)          ($)(2)      (#)(2)(3)              ($)
           --------             ----   -------   -------   ------------   ----------   ------------   ----------------------
Ronald G. Assaf,                1997   454,062     --       50,867(14)       --            7,500         52,345   (6)(7)(8)
Chairman of the Board of        1996   545,000     --       58,566           --          100,000        104,110   (5)(6)(7)(8)
Directors and Chief             1995   521,154   200,000       --          726,669       150,000         54,166   (5)(6)(7)(8)
Executive Officer (4)
----------------------------------------------------------------------------------------------------------------------------
Robert A. Vanourek,             1997   452,405   233,333       --          688,009       307,814      1,363,928   (6)(7)(10)
President and Chief             1996   302,408   233,333       --            --          450,000         61,563   (10)
Executive Officer (9)           1995     --        --          --            --           --                    --
----------------------------------------------------------------------------------------------------------------------------
Garrett E. Pierce,              1997   319,000   100,000       --          387,998        60,802        135,117   (6)(7)(10)
Senior Vice President and       1996   138,462   150,000       --            --          200,000                --
Chief Financial Officer (11)    1995     --        --          --            --           --                    --
----------------------------------------------------------------------------------------------------------------------------
Gerd Witter, Senior Vice        1997   322,500    20,000       --          474,664        74,384         62,893   (8)(10)
President and                   1996   301,309   110,806       --            --           50,000         63,434   (8)(10)
President, Sensormatic          1995   209,365    83,960       --          305,638        47,000         76,830   (8)(10)
Retail Europe (12)
----------------------------------------------------------------------------------------------------------------------------
Jerry T. Kendall, Senior        1997   208,115    75,000       --          239,993        37,610         45,591   (6)(7)(13)
Vice President and              1996   179,000    35,000       --            --           35,000         13,336   (6)(7)(13)
President, North America        1995   173,635    20,000       --          162,175        27,000         39,807   (6)(7)(13)
Retail Operations
----------------------------------------------------------------------------------------------------------------------------
Terry W. Price,                 1997   214,750    25,000       --          259,999        40,744         33,010   (6)(7)(13)
Senior Vice President and       1996   203,000    63,807       --            --           50,000         13,021   (6)(7)(13)
President,                      1995   193,640    50,500       --          184,006        34,000         36,171   (6)(7)(13)
Commercial/Industrial
Worldwide Operations
============================================================================================================================

(1) In fiscal 1995 annual raises were effective near the beginning of a calendar year. The salaries set forth for each fiscal year reflect amounts actually paid during that fiscal year, including, in fiscal 1995, about six months at the prior year's annual rate and about six months at the annual rate for such fiscal year.

(2) Options and restricted stock were awarded to participants in the Company's 1995 Long-Term Incentive Program (the "1995 LTIP") adopted in fiscal 1995 under the 1995 Stock Incentive Plan (the "1995 Plan") and participants in the Company's 1997 Long-Term Incentive Program (the
     "1997 LTIP") adopted in fiscal 1997 under the 1995 Plan. In order to participate in the 1997 LTIP, those who had received awards under the 1995 LTIP, including Messrs. Witter, Price and Kendall, were required to surrender those awards of options and restricted stock for awards of options and restricted stock under the 1997 LTIP. (See "Report of the Governance and Stock Incentive Plan Committees" above.) Accordingly, the awards, if any, granted under the 1995 LTIP to participants in the 1997 LTIP have been cancelled. The total undiscounted value of aggregate restricted stockholdings of each of the named executive officers as of the date of grant is set forth in this column, although vesting is contingent on Company performance requirements and/or continued employment with the Company. Dividends payable on restricted stock awards are held by the Company and paid to the grantee upon vesting, if and when vesting occurs. As of June 30, 1997, the value of the restricted stock held by the named executive officers was $299,988, $429,484, $242,205, $296,305, $149,813 and $162,302 for Messrs. Assaf,
        Vanourek, Pierce, Witter, Kendall and Price, respectively.

(3) The Company has not issued any stock appreciation rights to the named executive officers. See footnote 1 to the table "Option/SAR Grants in Last Fiscal Year" for summary terms of options granted.

(4) Mr. Assaf was Chairman of the Board and Chief Executive Officer of the Company until August 12, 1996, when Mr. Vanourek assumed the duties of Chief Executive Officer of the Company.

(5) Includes a contribution of approximately $35,000 toward the funding of a $1,000,000 death benefit provided by the Company. The Company no longer provides this benefit to Mr. Assaf.

(6) Includes contributions made by the Company under its Employee Stock Ownership Plan, which is a defined contribution plan, to or for the benefit of the eligible named executive officers. Under the ESOP, the Company makes an annual contribution to a trust fund for the benefit of participants in an amount determined by the Board of Directors. Fund assets are required to be invested primarily in the Company's Common Stock. The trust fund holds shares which it previously acquired from the Company at a price of $8.46 per share, paid for by delivery of a promissory note of the ESOP's trustee. Principal and interest of the note are payable from the proceeds of the Company's annual contributions. As the indebtedness is retired, a proportionate amount of the purchased shares are allocated to the accounts of eligible employees under such plan. In fiscal 1997, the Company contributed $258, $616, $354, $616, and $616 to the accounts of Messrs. Assaf, Vanourek, Pierce, Kendall and Price, respectively.

(7) Includes contributions made by the Company under its Sensor Save Plan ("SSP"), which is a defined contribution plan, to or for the benefit of the eligible named executive officers. The SSP is a 401(k) plan under which the Company makes annual contributions as determined by the Board of Directors and additional contributions matching a proportion of participating employees' voluntary contributions. In fiscal 1997, the Company contributed $629, $4,875, $2,763, $4,875, and $4,640 to the accounts of Messrs. Assaf, Vanourek, Pierce, Kendall and Price, respectively.

(8) Includes contributions made by the Company under or in connection with the Executive Salary Continuation Plan ("ESCP"), which is a plan that provides for defined deferred compensation benefits, to or for the benefit of the eligible named executive officers. Under the ESCP, a participating executive officer will receive an annual retirement benefit of an amount determined by the Board of Directors multiplied by a percentage equal to the participant's vested interest as of the date of the participant's termination of employment. Benefits generally vest over a 15-year schedule and are payable in monthly installments for 15 years from the later of the participant's attainment of retirement age
        (60) or the participant's actual retirement from employment with the Company, or, if earlier, from the participant's death. The Company has purchased life insurance policies on the participants and anticipates that the cash surrender value and death benefits of such policies will reimburse the Company for a portion of its obligations under the ESCP. The Company's contributions toward the funding of benefits under the ESCP during fiscal 1997 were $51,458 and $6,893 for Messrs. Assaf and Witter, respectively. Based upon the ESCP as presently in effect, Messrs. Assaf and Witter will receive $455,000 and $100,000, respectively, annually. Mr. Assaf began receiving benefits under the ESCP in February 1997.

(9) Mr. Vanourek was President and Chief Operating Officer of the Company from October 1995 until August 12, 1996. At that time, he assumed the position of Chief Executive Officer of the Company while continuing as its President. Mr. Vanourek's 1996 compensation reflects the 8.5 months he was with the Company during that fiscal year.

(10) Includes contributions made by the Company under or in connection with the Senior Executive Defined Contribution Retirement Plan (the "Senior Executive Plan"), which is a target benefit defined contribution plan, to or for the benefit of the eligible named executive officers. Under the Senior Executive Plan, which was established by the Company in fiscal 1994 for certain senior officers, a participant will receive an annual retirement benefit equal to the lesser of (i) the benefit previously targeted for such participant by the Board of Directors or (ii) the benefit which could be paid out of such participant's investment account under the Senior Executive Plan, the annual yield of which will be determined by the chief executive officer of the Company, subject to the approval of the Board of Directors or a committee thereof, in each case multiplied by a percentage equal to the participant's vested interest as of the date of the participant's termination of employment. Benefits under the Senior Executive Plan generally vest over a 15-year schedule, but a participant who has ten or more years of service and is employed by the Company immediately prior to his normal retirement is deemed to be 100% vested upon retirement. Benefits are payable in monthly installments for 15 years after the later to occur of the participant's attainment of retirement age (60) or his actual retirement from employment with the Company, or, if earlier, the participant's death. Upon a change in control of the Company, the monthly benefit payable under the Senior Executive Plan would become equal to the targeted benefit and the participant's benefit under the Senior Executive Plan would become 100% vested. The Company has purchased life insurance policies on the participants and anticipates that the cash surrender value and death benefits of such policies will reimburse the Company for substantially all its obligations under the Senior Executive Plan. The Company's contributions toward the funding of benefits under the Senior Executive Plan during fiscal 1997 were $1,358,437, $132,000 and $56,000 for Messrs. Vanourek, Pierce and Witter, respectively. The 1997 contribution toward the funding of Mr. Vanourek's benefits reflects payment of policy premiums for two years. Based upon the Senior Executive Plan as presently in effect, Messrs. Vanourek and Pierce, assuming their respective vested interests will be 100% upon attaining retirement age and the yield from their respective investment accounts will be sufficient to fund their respective targeted benefits (as last determined by the Board of Directors), could expect to receive annual retirement benefits under the Senior Executive Plan of $387,500, and $225,000, respectively. Mr. Witter will receive $68,000.

(11) Mr. Pierce joined the Company as its Chief Financial Officer in January, 1996. Mr. Pierce's 1996 compensation reflects the six months he was with the Company during that fiscal year.

(12) Although Mr. Witter's cash compensation is presented in U.S. dollars, such compensation is determined and payable in German marks. Fluctuations in the rate of exchange between the two currencies from year to year result in fluctuations in the cash compensation of Mr. Witter as reported from year to year in U.S. dollars. Mr. Witter retired from employment with the Company effective August 31, 1997.

(13) Includes contributions made by the Company under or in connection with the Key Executive Supplemental Retirement Plan (the "KESRP"), a plan providing for deferred defined compensation benefits for certain executive officers and other key employees not covered by the Senior Executive Plan or by the ESCP. In the case of Mr. Kendall and Mr. Price, the KESRP would provide 15 years of monthly payments of a targeted benefit determined by the Chief Executive Officer with the approval of the Board, subject to periodic reviews and other factors. The award vests 5% after three years of service, an additional 5% for each year of service through eight years of service, and an additional 10% for each year through fifteen years of service. The vested interest of a participant who has ten or more years of service and is employed by the Company immediately prior to his normal retirement (age 62) is deemed to be 100% upon such retirement. The full targeted benefit is payable to the participant's beneficiary or his estate in the event of death or disability while actively employed by the Company. Upon a change in control of the Company, the monthly benefit payable under the KESRP would become equal to the targeted benefit and the participant's benefit under the KESRP would become 100% vested. The Company has invested in insurance contracts on the lives of KESRP participants to provide the primary source of funds for benefit payments under the KESRP. The Company's contribution toward the funding of benefits under the KESRP during fiscal 1997 was $40,100 and $27,754 for Mr. Kendall and Mr. Price. Based upon the KESRP as presently in effect, and assuming their interests would be 100% upon attaining normal retirement age, Mr. Kendall and Mr. Price could expect to receive annual retirement benefits of $42,500 and $46,250, respectively.

(14) Of this total, $10,237 represents imputed interest income resulting from Mr. Assaf's loan under the Company's Stock Purchase Loan Plan and $11,095 represents imputed income from the use of a Company-provided automobile. The balance includes benefits paid under the Company's Executive Medical Reimbursement Plan, membership dues, tax preparation fees and a miscellaneous expense allowance.

               The Company entered into an agreement with Mr. Assaf, effective August 12, 1996, pursuant to which he will provide consulting services over a five-year period and for which he will receive annual cash compensation of $455,000 and certain benefits. Mr. Assaf does not receive separate compensation for his service as Chairman of the Board of Directors. The Company also has an agreement with Mr. Vanourek, terminable by the Company on 30 days' notice, pursuant to which he currently receives a base salary of $475,000 per annum and will have a targeted bonus of not less than $350,000 per annum. Under Mr. Pierce's employment agreement with the Company, which is terminable by the Company upon 30 days' notice, Mr. Pierce currently receives a base salary of $320,000 per annum and will have a targeted bonus of not less than $150,000 per annum. Mr. Vanourek and Mr. Pierce are each entitled to two years' severance if their employment terminates under certain circumstances.

                       OPTION GRANTS IN LAST FISCAL YEAR

               The following table provides certain information with respect to options granted during fiscal 1997 to each person named in the Summary Compensation Table. In addition, in accordance with Securities and Exchange Commission rules, there are shown hypothetical gains that would exist for the options granted, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The named officers will realize no gain on these options unless the price of the Common Stock increases above the exercise price for such options, which will benefit all stockholders proportionately. No stock appreciation rights have been awarded by the Company.

                                              Individual Grants
                              -------------------------------------------------
                                            Percent of                            Potential Realizable Value at
                               Options/       Total                               Assumed Annual Rates of Stock
                                 SARS      Options/SARS                              Price Appreciation for
                              Granted in    Granted to    Exercise                       Option Term(2)
                                Fiscal     Employees in   or Base    Expiration   -----------------------------
            Name               Year(1)     Fiscal Year     Price        Date         5%($)           10%($)
            ----               -------     -----------     -----     ----------      -----           ------
Ronald G. Assaf                   7,500         .68%      $15.1875     1/10/07          71,600          181,500

Robert A. Vanourek              200,000       27.93%      $  17.25      8/9/06       2,169,700        5,498,400
                                107,814                   $ 20.625    11/22/06       1,398,500        3,543,900

Garrett E. Pierce                60,802        5.52%      $ 20.625    11/22/06         788,700        1,998,600

Gerd Witter                      74,384        6.75%      $ 20.625    11/22/06         964,800        2,445,100

Jerry T. Kendall                 37,610        3.41%      $ 20.625    11/22/06         487,800        1,236,300

Terry W. Price                   40,744        3.70%      $ 20.625    11/22/06         528,500        1,339,300

All Optionees                 1,102,095         100%      $ 18.664                $ 12,935,800   $   32,781,900
(participants)(3)
---------------------------------------------------------------------------------------------------------------
All Stockholders' Potential                                                       $884,893,966   $2,242,495,047
Realizable Value at Assumed
Growth Rates(4)
---------------------------------------------------------------------------------------------------------------

(1) All options granted during the period were non-qualified options granted pursuant to the 1995 Stock Incentive Plan (the "1995 Plan") at fair market value on the date of grant. Most such options were granted under the 1995 Plan subject to the additional requirements of the Company's 1997 Long-Term Incentive Program (the "1997 LTIP") and, in the cases of Messrs. Witter, Kendall and Price, only upon the surrender of options previously granted under the Company's 1995 Long-Term Incentive Program (the "1995 LTIP"). (See "Report of the Governance and Stock Incentive Plan Committees" above.) Accordingly, options, if any, granted under the 1995 LTIP to participants in the 1997 LTIP have been cancelled. Options granted to the named executives and other officers of the Company have terms of ten years. Options subject to the requirements of the 1997 LTIP will vest, in whole or in part, as of June 30, 2000, if the Company meets certain performance standards established by the Stock Incentive Plan Committee. To the extent such options do not become exercisable at that time, they become fully exercisable on October 22, 2006, if the holder thereof is still associated with the Company. Other options granted pursuant to the 1995 Plan, like options granted under the Company's predecessor Stock Incentive Plans, generally become exercisable on a cumulative basis in three equal annual installments, commencing on the first anniversary of the date of grant. Certain options granted to executive officers under the 1995 Plan in fiscal 1995 become exercisable in full after the fifth anniversary of the date of grant or at such earlier date on which the fair market value of the Company's Common Stock has exceeded the exercise price by at least 35% for at least ten consecutive trading days, provided such earlier date is after the first anniversary of the date of grant.

(2) The potential realizable value of these options does not take into account any taxes or other expenses that might become payable as a result of exercise. The Company expresses no opinion and makes no representation that this level of appreciation will, in fact, be realized.

(3) Calculated based on the weighted average exercise price of all options granted during fiscal 1997 ($18.66), and assuming all options have a term of ten years.

(4) Calculated based on the weighted average exercise price of all options granted during fiscal 1997 ($18.66), and assuming stock price appreciation at the indicated rates over the same period used to calculate the individuals' potential realizable value.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

               The following table sets forth as to each person named in the Summary Compensation Table the specified information with respect to option exercises during fiscal 1997 and the status of their options at the end of fiscal 1997.

                                                                                               Value of Unexercised
                                                                Number of Unexercised            in-the-Money (2)
                                     Number of                  Options/SARs at Fiscal            Options/SARS at
                                      Shares       Value               Year-End               Fiscal Year-End ($)(3)
                                    Acquired on   Realized   ----------------------------   ---------------------------
               Name                  Exercise      ($)(1)    Exercisable   Nonexercisable   Exercisable  Nonexercisable
               ----                 -----------   --------   -----------   --------------   -----------  --------------
Ronald G. Assaf...................    --           --          1,167,833          299,166       --             --
Robert A. Vanourek................    --           --            150,000          607,814       --             --
Garrett E. Pierce.................    --           --             66,666          194,136       --             --
Gerd Witter.......................    --           --             31,666          174,718       --             --
Jerry T. Kendall..................    --           --             56,666          102,944       --             --
Terry W. Price....................    --           --             46,666          128,078       --             --

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option is exercised. The value realized is determined without considering any taxes that may become payable in respect of the sale of and such shares.

(2) "In-the-money" options are options whose exercise price was less than the market price of Common Stock at June 30, 1997. None of the named executive officers had any unexercised in-the-money options as of June 30, 1997.

(3) Based on a stock price of $12.875 per share, which was the closing price of a share of Common Stock reported on the New York Stock Exchange on June 30, 1997.

                               PERFORMANCE GRAPH

               The SEC requires the Company to present a line graph comparing cumulative, five-year stockholder returns on an indexed basis with the Standard & Poor's 500 Stock Index (the "S&P 500") (or another broad-based index) and either a nationally-recognized industry standard or a group of peer companies selected by the Company. The Company has selected, for purposes of this performance comparison, eight public companies (the "Self-Constructed Peer Group") believed to offer security products or services similar to those offered by the Company, and the provision of which products or services represents a significant portion of their respective businesses. A list of these companies follows the graph below. The graph assumes that $100 was invested on June 1, 1992, in each of the Common Stock, the S&P 500 and the Self-Constructed Peer Group (weighted on the basis of capitalization), and that all dividends were reinvested.

                                         Sensormatic
         Measurement Period              Electronics
        (Fiscal Year Covered)            Corporation         S&P 500          Peer Group
1992                                                100               100               100
1993                                                147               114               130
1994                                                163               115               146
1995                                                203               145               163
1996                                                 95               183               279
1997                                                 76               247               359

The Self-Constructed Peer Group consists of the following companies: ADT Ltd.; Borg-Warner Security Corp.; Checkpoint Systems, Inc.; Diebold, Incorporated; Pinkerton's, Inc.; Pittway Corp.; Vicon Industries, Inc. and The Wackenhut Corporation. Automated Security Holdings Ltd. was a separate member of the peer group in fiscal 1996, but was merged into ADT Ltd. in November 1996.

Agreements Relating to Change in Control

               The Board of Directors, in 1988, authorized the Company to enter into agreements (the "Agreements") providing for certain protections and benefits for all executive and certain other officers in connection with a change in control of the Company. The Agreements, among other things, protect the value of stock options held by such persons, protect their retirement benefits, provide for severance compensation in the event of certain terminations of service and provide, in certain cases where the Company is acquired at a premium over the market price for the Common Stock, for a bonus based on such premium.

               For purposes of the Agreements, a "change in control" will be deemed to have occurred if (a) any "person" or "group" of persons (as the terms "person" and "group" are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules thereunder) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company or (b) a change of more than 25% in the composition of the Board of Directors occurs within a two-year period unless such change was approved in advance by at least two-thirds of the previous directors.

               Under the Agreements, upon the occurrence of a change in control, all stock options become fully exercisable. In addition, in the case of an acquisition of 50% or more of the Company's voting securities, or a merger or certain other events which result in the elimination of the Common Stock or a cessation of trading of the Common Stock in a nationally recognized market, the Company may be required by the officers to purchase options or stock held by them at the highest price per share paid in connection with the change in control, less, in the case of unexercised options, the exercise price (or, in the case of shares previously acquired upon exercise of options, a price equal to the cost of such option shares (including related tax costs), if greater).

               The Agreements provide for the protection of compensation levels and benefits during an attempted change in control and for three years following a change in control. In addition, the Agreements provide for severance compensation in amounts commensurate with previous annual compensation in the event of certain terminations of service with the Company following a change in control. Severance payments would be payable generally for a period of up to 36 months, but not less than 24 months, in the event of involuntary termination of service (other than for cause, as defined in the Agreements) within 36 months following a change in control deemed "non-approved" by the Board of Directors. In the case of the chief executive officer of the Company, similar payments would be payable following an "approved" change in control and irrespective of the manner of termination (other than for cause). Also, following an approved change of control, the Chief Executive Officer would be required to provide consulting services to the Company during a portion of the period he receives severance compensation following a voluntary termination of service. For other officers generally, severance payments would be payable for up to one year in the event of voluntary termination of service following a "non-approved" change in control or involuntary termination of service following an "approved" change in control. Involuntary termination is defined to include resignation following a material change in responsibilities, a reduction in compensation or relocation.

               The Agreements also provide, in the event of termination of service of the officer following a "non-approved" change in control, that the Company pay to such officer an amount equal to the non-vested portion of his accounts under the Company's employee retirement plans (other than the ESCP).

               The Agreements further provide, in the event of a change in control involving the acquisition of 50% or more of the Company's voting securities, or a merger or other transaction affecting the market in the Common Stock as described above, for the payment of bonuses if the stockholders receive a substantial premium over the market price of the Company's Common Stock. The amounts of such bonuses are directly related to, and increase in relation to increases in, the percentage of such premium.

               Pursuant to the Agreements, the officers are obligated to continue to make their services available to the Company during an attempted change in control and for six months following a change in control.

               In 1988, the Company also entered into agreements similar to the Agreements described above with certain non-executive officers, other key employees and Mr. LeWine. Certain other officers and other key employees of the Company have also been granted agreements providing for certain benefits following a "non-approved" change in control.

               In addition, in 1989, the Company entered into an agreement with Dr. Milnes, a director of the Company, containing provisions with respect to options and stock held by him and the protection of retirement benefits under the Directors Retirement Plan substantially similar to the corresponding provisions in the Agreements. Such agreement for Dr. Milnes does not provide for any severance benefits, bonus payments or similar benefits. In 1996, similar agreements were entered into with Messrs. Buffett, Hartman and Ray, also directors of the Company.

               Under his employment arrangement, the Company has also agreed that Mr. Pierce would be entitled to such benefits applicable to executive officers generally.

               The Board of Directors of the Company believes that the Agreements will help assure management's continued dedication to their duties to the Company notwithstanding the occurrence of any change in control and in particular, will enable management to assess objectively and impartially, and advise the Board of Directors with respect to, any proposal received by the Company regarding a change in control. In addition, such agreements will help assure continued services to the Company by management and other key personnel.

Stock Purchase Loan Plan

               Under the Company's Stock Purchase Loan Plan established in 1979 to facilitate the exercise of stock options, Mr. Assaf and Mr. Lineberger had loans outstanding during the fiscal year ended June 30, 1997, in the maximum amount of $1,781,648 and $996,817 respectively. Those amounts represent the currently outstanding balances of the loans. The loan presently outstanding to Mr. Lineberger was outstanding in March 1984 and, in accordance with amendments to the Stock Purchase Loan Plan adopted in March 1984, was non-interest bearing through March 1996. In February 1996 the Board of Directors extended the term of Mr. Lineberger's loan to March 1998, with interest accruing thereon at 6% per annum beginning after March 1996. The loan to Mr. Assaf was made during fiscal 1996.

Transactions with Management

               The Company holds a June 30, 1995, promissory note of TSI Security Acquisition Corp. ("TSI"), a company in which Mr. Lineberger is the principal investor, in original principal amount of $109,789. The note is payable in installments from 1996 to 2000, bears interest at the rate of 10% per annum and is subordinate to other indebtedness of TSI borrowed for working capital purposes. The outstanding principal balance of the TSI note at June 30, 1997, was $99,789.

Section 16(a) Beneficial Ownership Reporting Compliance

               Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's outstanding Common Stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all such forms they file. Based on a review of copies of such reports, all of the Company's directors and officers timely filed all reports required with respect to fiscal 1997.

Certain Legal Proceedings

               Three derivative actions have been filed against certain directors of the Company in the Court of Chancery of the State of Delaware by Marion Lord and Norman Rabinstein, Harry Lewis, and Alan Freberg on or about September 7, September 13 and September 14, 1995, respectively. The complaints name Messrs. Ronald G. Assaf, Thomas V. Buffett, Jerome M.

LeWine, James E. Lineberger, John T. Ray, Jr. and Dr. Arthur G. Milnes, six of the Company's current directors, and Mr. Michael Pardue, a former director, as defendants, and the Company as nominal defendant. The complaints assert, among other things, claims for breach of fiduciary duties of care and loyalty, mismanagement and waste of corporate assets. The plaintiffs, who claim to be stockholders of the Company, seek restitution and/or damages in favor of the Company and imposition of a constructive trust upon defendants' proceeds from trading activities in the Company's securities allegedly based upon non-public information, together with costs, attorneys' fees, accountants' fees, experts' fees and other relief. These three actions have been consolidated. These actions arise out of alleged statements and omissions regarding, among other things, the Company's financial results and accounting practices that are also generally the subject of a pending class action against the Company and current and former officers and directors of the Company, which class action is described in the Company's 1997 Annual Report on Form 10-K. The Company intends to defend vigorously against these actions.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

               In order for a stockholder proposal to be eligible for inclusion in the Company's proxy material relating to its 1998 Annual Meeting (currently scheduled to be held on November 13, 1998) it must be in writing and received by the Secretary of the Company prior to June 5, 1998. Stockholders wishing to bring any matter before a meeting should consult the Company's By-Laws with respect to any applicable notice or other procedural requirements.

                                 ANNUAL REPORT

               All stockholders of record on September 22, 1997, have been sent, or are concurrently being sent, a copy of the Company's 1997 Annual Report on Form 10-K, which contains certified financial statements of the Company for the fiscal year ended June 30, 1997.

               ANY PERSON WHO WAS A STOCKHOLDER OF THE COMPANY AT THE CLOSE OF BUSINESS ON SEPTEMBER 22, 1997, MAY OBTAIN ADDITIONAL COPIES OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, BY WRITTEN REQUEST TO THE COMPANY, 951 YAMATO ROAD, BOCA RATON, FLORIDA 33431-4425, ATTENTION: INVESTOR RELATIONS.

                                  ACCOUNTANTS

               The Company's independent auditors, selected by the Board of Directors, are Ernst & Young L.L.P, certified public accountants. Ernst & Young, and its predecessor, Arthur Young & Company, have served as the Company's auditors since 1969.

               Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions at the meeting.

                                 OTHER MATTERS

               As of the date of this Proxy Statement, the Company knows of no matter other than those set forth herein which will be presented for consideration at the Annual Meeting of Stockholders. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, on such matters in accordance with their judgment.

                                          WALTER A. ENGDAHL
                                          Secretary

Boca Raton, Florida
September 29, 1997

                      SENSORMATIC ELECTRONICS CORPORATION

           PROXY - ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 14, 1997

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned, a stockholder of SENSORMATIC ELECTRONICS
P CORPORATION, a Delaware corporation (the "Company"), does hereby appoint WALTER A. ENGDAHL and GARRETT E. PIERCE, and each of them, the true and
R lawful attorneys and proxies, with full power of substitution, for and in the name, place and stead of the undersigned, to vote, as designated on the
O reverse side, all of the shares of stock of the Company which the undersigned would be entitled to vote if personally present at the Annual
X Meeting of Stockholders of the Company to be held at the US Grant Hotel, 326 Broadway, San Diego, California 92101-9709, on November 14, 1997, at 10
Y   A.M., local time, and at any adjournment or adjournments thereof.


                                                                    SEE REVERSE
                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)        SIDE

    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.


UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
THE NOMINEES.

1. ELECTION OF DIRECTORS.               2. To vote with discretionary authority
                                           with respect to all other matters
   NOMINEES: Timothy P. Hartman,           that may come before the meeting.
   J. Richard Munro and
   Robert A. Vanourek

        [ ] FOR         [ ] WITHHELD
            ALL             FROM ALL
            NOMINEES        NOMINEES

   For, except vote withheld from the following nominee or nominees:

   [ ]________________________________________      MARK HERE FOR ADDRESS CHANGE
                                                    AND NOTE AT LEFT        [ ]

                               NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope and mailed in the United States.

                               The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. Both of said proxies or their substitutes who shall be present and act at the meeting, or if only one is present and acts, then that one, shall have and may exercise all of the powers hereby granted to such proxies. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated September 29, 1997, and a copy of the Annual Report on Form 10-K for the fiscal year ended June 30, 1997.


Signature:________________ Date:_______ Signature:_______________ Date:________